Exhibit 99.1

        Ultralife Batteries Inc. Announces 2004 Analyst and Investor Day

    NEWARK, N.Y.--(BUSINESS WIRE)--Sept. 24, 2004--Ultralife Batteries, Inc. (NASDAQ:ULBI) will host an Analyst and Investor Day for institutional investors and analysts on September 28, 2004 at the company's facilities in Newark, NY.
    The agenda includes management presentations on: short and long-term objectives, markets, product development process, and a financial overview.
    The event will take place from 12 noon to 5:00 PM Eastern Daylight Time. Attendance at the event is by invitation only, however, a replay of the presentation will be available by the end of the day on September 29th in the Investor Relations section of the company's website, http://www.ultralifebatteries.com/.

    About Ultralife Batteries, Inc.

    Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.

    CONTACT: Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Lippert/Heilshorn & Associates, Inc.
             Investor Relations:
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Seema Brin, 212-838-3777
             sbrin@lhai.com
             or
             Media:
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com